UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 5, 2013

Heron Lake BioEnergy, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-51825	41-2002393
(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue Heron Lake, MN	56137-1375
(Address Of Principal Executive Offices)	(Zip Code)

(507) 793-0077

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective July 8, 2013, Heron Lake BioEnergy, LLC (the “Company”) entered into a letter agreement (the “Letter Agreement”) with CFO Systems, LLC (“CFO Systems”).  A copy of the Letter Agreement is attached hereto as Exhibit 10.1

Under the Letter Agreement, CFO Systems will provide financial and consulting services to the Company typical of the those needed for the CFO role at a rate of $150 per hour of CFO time and $75 per hour of staff time.  Either party may terminate the Letter Agreement upon 30 days’ written notice.  The Company made a deposit of $3,000 to be applied against future invoices under the Letter Agreement.

In connection with the Letter Agreement, Neal Greenberg, age 58, agreed to serve as the Company’s Interim Chief Financial Officer effective July 8, 2013. Michael L. Mattison resigned as the Company’s Chief Financial Officer on July 5, 2013.

Mr. Greenberg has been a director of CFO Systems since July 2012.  Prior to joining CFO Systems, he served as the Director of Operations of MedWellRx from August 2011 to June 2012, served as the Controller of Jet Linx, LLC from July 2010 to August 2011, and was the Director of Financial Reporting as a full-time consultant for American Gramaphone from July 2003 to July 2010.  Mr. Greenberg has more than 30 years of financial and operations experience specializing in the manufacturing, healthcare, communications and advertising industries.  Through CFO Systems, he works closely with clients to improve operational efficiency, develop strategic plans, improve balance sheet management and strengthen board relations.  Mr. Greenberg’s experience with other ethanol facilities includes SEC XBRL tagging, management of the Form 10-Q and Form 10-K filing process, building a forecast model, and refining the management financial reporting process.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Letter Agreement, which is attached hereto as an exhibit to this Form 8-K and is incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

10.1	Letter Agreement between CFO Systems, LLC and Heron Lake BioEnergy, LLC effective July 8, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

	By:	/s/ Robert J. Ferguson
Robert J. Ferguson
Chief Executive Officer

Date: July 11, 2013